Exhibit 10.1

Execution Version

AMENDED & RESTATED EMPLOYMENT AGREEMENT (“Agreement”) dated as of November 28, 2022 (the “Effective Date”), by and between HENRY SCHEIN, INC., a Delaware corporation (the “Company”), and STANLEY M. BERGMAN (“Bergman”).

WHEREAS, Bergman is currently Chairman of the Board of Directors and Chief Executive Officer of the Company, and Bergman and the Company previously had entered into an Amended and Restated Employment Agreement dated as of August 8, 2019 (the “Prior Agreement”);

WHEREAS, the Company recognizes that Bergman has made substantial contributions to the success of the Company over a long period of time and desires to assure the Company of Bergman’s continued service and Bergman desires to continue to perform services for the Company; and

WHEREAS, Bergman and the Company wish to amend and restate the Prior Agreement in the form set forth below.

In consideration of the agreements herein after set forth, the Company and Bergman agree as follows:

1.	EMPLOYMENT

1.1    CAPACITY; DUTIES. The Company hereby continues to employ Bergman as the Company’s Chairman of the Board of Directors and Chief Executive Officer. Bergman shall have general supervision over the business and affairs of the Company and its subsidiaries, shall report and be responsible only to, and subject to the supervision of, the Board of Directors of the Company (the “Board of Directors”), and shall have powers and authority superior to those of any other officer or employee of the Company or any of its subsidiaries. The Board of Directors may with Bergman’s consent, which consent may be withheld in his reasonable discretion, confer the title of President upon another person without any diminution in the compensation or benefits payable to Bergman hereunder. Subject to Section 6(b), Bergman may serve on the board of directors of any other corporation, or may be involved in civic or charitable activities and may manage his personal investments, so long as such service does not interfere with his duties to the Company or its subsidiaries and such other corporation is not a supplier or customer of the Company and does not engage in any business that is competitive with the business of the Company. Bergman accepts the employment described herein and agrees to devote his full business time and effort thereto, and to perform those duties normally attributable to the positions for which he is employed hereunder.

1.2    EMPLOYMENT PERIOD. Bergman’s employment shall be for the period (the “Employment Period”) commencing on the Effective Date, and ending on the earlier of (i) December 31, 2025, as such date may be extended as provided below, or (ii) the date on which Bergman’s employment is terminated earlier pursuant to Section 4. The Employment Period may be extended by the Company for successive one-year periods by giving Bergman notice (an “Extension Notice”) at least six months prior to the date that the then applicable Employment Period is to expire. Notwithstanding the preceding sentence, the Employment Period shall not be extended if Bergman, within 90 days after any Extension Notice is given, advises the Company that he chooses not to extend the Employment Period. The date on which the Employment Period is scheduled to expire pursuant to whichever shall be the later of the date set forth in clause (i) above or the extended date as provided above is hereinafter referred to as the “Employment Expiration Date.”

2.	COMPENSATION

2.1    BASE SALARY. During the Employment Period, as compensation for Bergman’s employment hereunder, Bergman shall receive a base salary at the rate of $1,582,000 per annum, payable in accordance with the Company’s normal payroll practices for its senior executive officers from time to time in effect. The base salary may be increased by such amounts and at such times as shall be determined by the Board of Directors or the Compensation Committee of the Board of Directors (the “Compensation Committee”) from time to time, in its sole discretion. (The base salary, as it may be increased from time to time, is hereinafter referred to as the “Base Salary.”)

2.2    INCENTIVE COMPENSATION. During the Employment Period, Bergman shall be eligible to receive, in addition to his Base Salary, incentive compensation (“Incentive Compensation”) as follows: with respect to each year during the Employment Period, the Compensation Committee shall, after consultation with Bergman, establish a target annual Incentive Compensation opportunity for Bergman, to be expressed as a percentage of the Base Salary for such year, and performance criteria consistent with such performance-based criteria as are applicable to other Company senior management, it being understood that for the 2022 calendar year, Bergman’s Incentive Compensation shall be as established for the 2022 calendar year under the Prior Agreement. All Incentive Compensation shall be paid as soon as practicable after the amount of such compensation has been finally determined, and in all events during the calendar year immediately following the calendar year with respect to which the Incentive Compensation was earned.

2.3    ADDITIONAL COMPENSATION. Nothing contained herein shall limit or otherwise restrict the Board of Directors from granting to Bergman at any time and from time to time such additional compensation as may be recommended from time to time by the Compensation Committee.

2.4    EXPENSES. The Company shall promptly reimburse Bergman for all expenses reasonably incurred by him in the performance of his duties under this Agreement in accordance with the Company’s general policies and practices for senior executive officers in effect from time to time; provided that in no event shall any such reimbursement be made later than the later of (i) the 15th day of the third month following the end of the calendar year in which the applicable expense is incurred or (ii) the 15th day of the third month following the end of the fiscal year in which the applicable expense is incurred.

3.	BENEFITS

3.1    BENEFITS. During the Employment Period, Bergman shall be entitled to participate in all benefit, welfare, perquisite, equity and other similar plans, policies and programs, in accordance with the terms as are generally provided from time to time by the

Company for its senior management employees and for which Bergman is eligible. Unless Bergman’s employment shall have been terminated for Cause (in the manner and as defined in Section 4.3), during the period commencing immediately after Bergman’s termination of employment for any reason and continuing (x) as to Bergman, for the life of Bergman, and (y) as to Bergman’s spouse, for the life of his spouse, the Company shall continue the participation of Bergman and his spouse in all health and medical benefit plans, policies and programs in effect from time to time with respect to the senior executive officers of the Company and their families generally (at the same levels and at the same cost, if any, as provided to the senior executive officers of the Company generally immediately prior to his date of termination). Notwithstanding the foregoing, in the event the plan under which Bergman and his spouse were receiving health benefits immediately prior to Bergman’s date of termination is not fully-insured or would trigger excise taxes or other penalties on the Company if provided to Bergman and/or his spouse after Bergman’s date of termination, then the Company shall either (A) provide health coverage to Bergman and his spouse pursuant to a fully-insured replacement policy or (B) in lieu of such health coverage pay Bergman (or to his spouse, as applicable, in the event of his death) annual cash payments equal to the cost to Bergman (and/or his spouse) to obtain a replacement policy (i.e., the premium costs), as determined on the termination date (adjusted for increase in the cost-of-living index, as defined in Treasury Regulation Section 1.401(a)(9)-6, Q&A-14(b)(2)); in either case for the remaining lives of Bergman and his spouse. In all cases, the annual cash payments described above (if applicable), will be paid on each anniversary of Bergman’s date of termination, commencing with the one-year anniversary of such date. The provision of benefits under this Section 3.1 following Bergman’s termination of employment shall be subject to Section 5.7 hereof.

3.2    VACATION. During each calendar year during the Employment Period, Bergman shall be entitled to four weeks of vacation (which shall be prorated for partial years during the Employment Period) and such other number of personal days generally afforded to senior executive officers of the Company.

3.3    AUTOMOBILE; ADMINISTRATIVE SUPPORT. During the Employment Period, the Company shall provide Bergman with first priority, non-exclusive use of a car and driver on the same basis as immediately prior to the Effective Date. At Bergman’s option, the Company shall provide Bergman with the use of a new automobile during the Employment Period, similarly equipped to that last provided to him under the Prior Agreement, and shall pay the costs of fuel, maintenance, repairs and insurance. If Bergman’s employment hereunder is terminated by the Company without Cause (as defined in Section 4.3), by the Company choosing not to extend the Employment Period, upon Bergman’s Disability, by Bergman for Good Reason pursuant to Section 4.1(c)(i), or by Bergman voluntarily pursuant to Section 4.1(c)(ii) or upon Bergman’s Retirement pursuant to Section 4.1(c)(iii), the Company shall continue the arrangements in effect immediately prior to his termination of employment until the second anniversary of Bergman’s date of termination. If Bergman’s employment is terminated by the Company without Cause, by the Company choosing not to extend the Employment Period, or by Bergman for Good Reason pursuant to Section 4.1(c)(i), in any such case within two years after the date of a Change in Control, the Company shall continue the transportation arrangements in effect immediately prior to his termination of employment until the last day of the second calendar year following the calendar year in which Bergman’s date of termination occurs, and (ii) shall pay on the second anniversary of Bergman’s date of termination a lump sum in cash equal to the value of the applicable benefits specified in the prior sentence for the period from the last day of the second calendar year following the calendar year on which the termination date occurs until the third anniversary of his date of termination. The provision of benefits under this Section 3.3 following Bergman’s termination of employment shall be subject to Section 5.7 hereof. During the Employment Period, Bergman shall be entitled to administrative support commensurate with his position with the Company and consistent with past practice. To the extent that Bergman utilizes such support for personal use on occasion and does not reimburse the Company for such usage, the Company shall impute income to Bergman for such usage consistent with applicable law.

3.4    CONVERSION OF BENEFITS. During the Employment Period, Bergman shall be entitled to the same conversion privileges (including but not limited to cash conversions) with regard to the Company’s benefit plans, policies and programs in which Bergman is entitled to participate under Section 3.1 as may be generally offered from time to time by the Company to its senior executive officers; provided that in the event of a cash conversion, the payment of such cash conversion shall be made no later than the later of (i) the 15th day of the third month following the end of the calendar year in which the benefit is offered to senior executive officers or (ii) the 15th day of the third month following the end of the fiscal year in which the benefit is offered to senior executive officers.

3.5    ANNUAL EQUITY-BASED AWARDS. Effective January 1, 2023, during each year of the Employment Period, and subject to the Compensation Committee’s approval, the Company shall, at the time annual equity or equity-based awards are made to senior executive officers of the Company, grant annual equity or equity-based awards to Bergman under the Company’s 2020 Stock Incentive Plan (as Amended and Restated Effective as of May 21, 2020) or a successor plan thereto (such plan, the “Stock Incentive Plan” and, each award, an “Equity-Based Award”). Any Equity-Based Awards shall be in the form of stock options, restricted stock units (whether time-based or performance-based), and/or such other forms determined by the Committee in its sole discretion; provided, that, such mix shall be (x) in the same forms provided to other senior executive officers of the Company generally, except that the forms of Equity-Based Awards may be granted in such proportions as determined by the Committee in its sole discretion and (y) comprised of no more than 25% stock options in the aggregate. Except as may be reduced as provided for in the definition of Good Reason herein, the grant date fair value of the Equity-Based Awards at target for any full fiscal year of the Company occurring during the Employment Period commencing on January 1, 2023 shall be that amount which would, (i) when taken together with the Base Salary and target Incentive Compensation for such year, result in Bergman’s total direct compensation at target being not less than the 50th percentile of the Company’s compensation peer group (“Peer Group”) for such year and (ii) result in Bergman’s grant date fair value of the Equity-Based Awards at target being not less than the median grant for the Peer Group at target, in each case as determined by the Compensation Committee in its good faith discretion after consultation with Bergman. Except as otherwise provided in this Agreement, any Equity-Based Awards shall be subject to terms and conditions of the applicable award agreements and the Stock Incentive Plan, which shall be no less favorable to Bergman than the terms and conditions provided to other senior executive officers of the Company generally, other than with respect to the treatment of Equity-Based Awards on Retirement (including with respect to the notice period pursuant to Section 5.6(c) of this Agreement) and the application to any Equity-Based Award of Section 10(i) of this Agreement and any law or regulation that applies solely to the Chief Executive Officer of the Company or a subset of senior executive officers of the Company that includes the Chief Executive Officer of the Company.

4.	TERMINATION

4.1    TERMINATION OF EMPLOYMENT. Bergman’s employment (and the Employment Period) shall terminate prior to the Employment Expiration Date upon the occurrence of any of the following events:

(a)    upon Bergman’s death or Bergman’s Disability (pursuant to Section 4.2); or

(b)    (i) by action of the Company for Cause; or (ii) by action of the Board of Directors without Cause upon 90 days’ prior written notice to Bergman; or

(c)    by Bergman (i) following the occurrence of an event that constitutes Good Reason, as hereinafter defined, (ii) voluntarily upon 180 days prior written notice to the Company (other than pursuant to Retirement (as defined below)) or (iii) upon Retirement (as defined below).

A “Change in Control” shall be deemed to occur upon any of the following:

(A)    acquisition of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended (the “Act”)) by any one “person” (as such term is defined in Section 3(a)(9) of the Act) or by any two or more persons deemed to be one “person” (as used in Section 13(d) or 14(d) of the Act) (each referred to as a “Person”) excluding the Company, any subsidiary of the Company and any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of any such plan acting in his or its capacity as trustee), of 33% or more of the combined total voting power of the then-outstanding voting securities of the Company (the “Outstanding Voting Securities”) without the prior express approval of the Board of Directors;

(B)    acquisition of “beneficial ownership” by any Person excluding the Company, any subsidiary of the Company and any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of any such plan acting in his or its capacity as trustee), of more than 50% of the combined total voting power of the then Outstanding Voting Securities;

(C)    directors elected to the Board of Directors over any 24-month period (except in the case of a Change in Control referred to in Section 5.4(c), a twelve-month period) not nominated by the Company’s Nominating & Corporate Governance Committee (or a committee of the Board of Directors performing functions substantially similar to such committee) represent 30% (except in the case of a Change in Control referred to in Section 5.4(c), a majority) or more of the total number of directors constituting the Board of Directors at the beginning of the period, (or such nomination results from an actual or threatened proxy contest);

(D)    any merger, consolidation or other corporate combination of the Company (a “Transaction”), other than (i) a Transaction involving only the Company and one or more of its subsidiaries, or (ii) a Transaction immediately following which (x) the stockholders of the Company immediately prior to the Transaction continue to be the beneficial owners of securities of the resulting entity representing more than 60% of the voting power in the resulting entity, in substantially the same proportions as their ownership of Outstanding Voting Securities immediately prior to the Transaction and (y) individuals who were members of the Board of Directors as of the Effective Date plus any additional directors nominated by the Company’s Nominating & Corporate Governance Committee (or a committee of the Board of Directors performing functions substantially similar to such committee) prior to the execution of the agreement effectuating the Transaction constitute at least a majority of the members of the board of directors of the resulting entity; and

(E)    upon the sale of all or substantially all of the consolidated assets of the Company, other than (i) a distribution to stockholders, or (ii) a sale immediately following which (x) the stockholders of the Company immediately prior to the sale are the beneficial owners of securities of the purchasing entity representing more than 60% of the voting power in the purchasing entity, in substantially the same proportions as their ownership of Outstanding Voting Securities immediately prior to the Transaction and (y) individuals who were members of the Board of Directors as of the Effective Date plus any additional directors nominated by the Company’s Nominating & Corporate Governance Committee (or a committee of the Board of Directors performing functions substantially similar to such committee) prior to the execution of the agreement effectuating the Transaction constitute at least a majority of the members of the board of directors of the purchasing entity.

Solely for purposes of Section 5.4(c), no Change in Control shall be deemed to have occurred unless the circumstances of such Change in Control would be treated as having resulted in the occurrence of a “change in control event” as such term is defined in Treasury Regulation Section 1.409A-3(i)(5)(i).

A “Good Reason” event shall have occurred upon the taking of any of the following actions, without Bergman’s written consent; provided that a Good Reason event shall not be deemed to have occurred unless Bergman shall have given written notice to the Company specifying the Good Reason event within 90 days of the occurrence of such event:

(a)

a material reduction or material adverse change in Bergman’s responsibilities, duties, positions or authority, as provided in the Agreement, including, the failure to appoint Bergman to, or to continue Bergman in, any position to which he is required to be appointed under this Agreement.

(b)

any failure by the Company to provide the compensation, or any failure by the Company to provide the material benefits, agreed to be provided under this Agreement (including any failure by the Company (i) to provide target Incentive Compensation in any fiscal year of the Company during the Employment Period at least equal to 90% of the target Incentive Compensation for the prior fiscal year, without regard to the amount of Incentive Compensation paid or payable in respect of such fiscal year and/or (ii) to make any Equity-Based Award at not less than the respective total direct compensation and median Equity-Based Award levels provided in Section 3.5 of this Agreement, except, under this clause (ii),

Good Reason shall not include a reduction in Equity-Based Awards of no more than 10% of the grant date fair value of the Equity-Based Awards provided in Section 3.5 of this Agreement that is the result of a reduction in equity-based awards generally applicable to senior executive officers of the Company and that is in the same proportion as such reduction applicable to senior executive officers of the Company); provided, however, that any reduction in benefits generally applicable to senior executive officers shall not constitute Good Reason, except as otherwise provided herein with respect to target Incentive Compensation and grants of Equity-Based Awards;

(c)

any change in location of the Company’s principal executive offices outside of the New York metropolitan area (which shall consist solely of New York City, Long Island and any other location within 35 miles of the Company’s current principal executive offices) or any change in the principal location at which Bergman is required to perform his duties under this Agreement to a location other than the Company’s principal executive offices;

(d)	any failure of the Company to obtain the express assumption of this Agreement as provided in Section 9(a) or 9(b), unless such assumption occurs by operation of law;

provided, however, that (i) a “Good Reason” event will not include acts which are cured by the Company within 30 days from receipt by it of a written notice from Bergman identifying in reasonable detail the act or acts constituting “Good Reason,” and (ii) if the Company has failed to cure as provided above, a “Good Reason” event will not exist unless Bergman has thereafter given notice of termination for Good Reason within 30 days after the earlier of the expiration of the 30-day cure period or the Company’s notice to Bergman that it will not cure such Good Reason event.

4.2    DISABILITY. If, by reason of physical or mental disability, Bergman (i) is unable to carry out the material duties he has agreed to carry out under this Agreement for more than 180 days in any twelve-month period or (ii) is expected to be unable to carry out his duties for such period as certified by a Licensed Physician (“Disability”), the Employment Period shall terminate hereunder. A “Licensed Physician” shall be any qualified physician licensed to practice medicine in the State of New York as shall be mutually agreed by the Company and Bergman (or his representatives), such approval not to be unreasonably withheld or delayed. Bergman shall submit to an examination by a physician for purposes of the preceding provisions upon the request of the Board of Directors. During any period of Disability prior to such termination, Bergman shall continue to receive all compensation and other benefits provided herein as if he had not been disabled at the time, in the amounts and in the manner provided herein, provided that the Company shall be entitled to a credit against such amounts with regard to the amount, if any, paid to Bergman for such period under any disability plan of the Company.

4.3    CAUSE. For purposes of this Agreement, the term “Cause” shall be limited to (i) action or omission by Bergman involving willful malfeasance or willful misconduct having a material adverse effect on the Company (whether economically or as to reputation), (ii) Bergman being convicted of, or pleading nolo contendere to, a felony (other than resulting from a traffic violation or like event) or being convicted of any other crime involving intentional dishonesty or fraud, (iii) any other action by Bergman constituting a material breach of Section 6 of this Agreement which is not cured within 30 days after notice from the Company. In the case of (i) above, no act or omission by Bergman shall be considered willful if it is done or omitted in good faith and with a reasonable belief that it was in the best interests of the Company. Termination by the Company for Cause pursuant to (i) or (iii) above will not be effective unless the Board of Directors has voted to terminate Bergman for Cause at a meeting of the Board of Directors called for such purpose after Bergman has been afforded at least three days notice of the meeting and an opportunity to be heard at a meeting of the Board of Directors; provided, however, that the Board of Directors may suspend Bergman with pay and benefits pending such Board of Directors meeting.

5.	CONSEQUENCES OF TERMINATION

5.1    DEATH. If Bergman’s employment hereunder is terminated by reason of Bergman’s death, the Company shall have no further obligation to Bergman under this Agreement except that, subject to Section 5.7 hereof, Bergman’s heirs or estate shall be paid those obligations accrued hereunder to the date of his death, consisting only of (a) Bergman’s unpaid Base Salary to the extent unpaid through the date of termination, (b) the annual Incentive Compensation due to Bergman, if any, for the last full fiscal year of the Company ending on or prior to the date of termination (if not previously paid), (c) the product of (i) the annual Incentive Compensation payable to Bergman for the fiscal year of the Company (based on the actual achievement of the specified goals) in which Bergman’s date of termination occurs multiplied by (ii) a fraction, the numerator of which is the number of days in such fiscal year during which Bergman was employed by the Company, and the denominator of which is 365, (d) any accrued and unpaid vacation pay, and (e) any other amounts or benefits owing to Bergman or his beneficiaries that are vested and accrued under the then applicable benefit plans, policies and programs of the Company or otherwise required to be provided under this Agreement. (All amounts determined pursuant to the provisions of clauses (a) through (e) above are hereinafter referred to as “Accrued Obligations”.) Unless otherwise required by any benefit plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (any such plan hereinafter referred to as a “Qualified Plan”), the Accrued Obligations described in clauses (a), (b), (d) and (e) above shall be paid to Bergman’s estate or designated beneficiaries, as the case may be, in a lump sum (to the extent such obligations are able to be paid in a lump sum, under the terms of the plan for which such obligation arose) in cash within 15 business days after the date of Bergman’s death, and, otherwise, in accordance with the terms of the applicable plan or applicable law. The Accrued Obligation described in clauses (b) and (c) above shall be paid in a lump sum to Bergman’s estate or designated beneficiaries, as the case may be, at the time specified in the last sentence of Section 2.2. Nothing in this Section 5.1 shall be deemed to affect the right of Bergman’s spouse to receive the applicable benefits referred to in Section 3.1.

5.2    COMPANY TERMINATION FOR CAUSE; RESIGNATION OTHER THAN FOR GOOD REASON; NON-RENEWAL; RETIREMENT. If Bergman’s employment hereunder is terminated by the Company for Cause, by Bergman voluntarily pursuant to Section 4.1(c)(ii), or by either the Company or Bergman by non-renewal pursuant to Section 1.2, the Company shall have no further obligation to Bergman under this Agreement, except that, unless otherwise required by any Qualified Plan, Bergman shall be paid all Accrued Obligations to the date of termination (other than the obligations specified in clauses (b) and (c) of Section 5.1 where Bergman’s employment hereunder is terminated by the Company for Cause, by Bergman voluntarily pursuant to Section 4.1(c)(ii), or by Bergman by non-renewal pursuant to Section 1.2) in a lump sum (to the extent such obligations are able to be paid, under the terms of the plan for which such obligation arose, in a lump sum) in cash within 15 business days after the date of termination, and, otherwise, in accordance with the terms of the applicable plan or applicable law. Nothing in this Section 5.2 shall be deemed to affect the right of Bergman or his spouse, as applicable, to receive the applicable benefits referred to in Sections 3.1, 3.3 and 5.5, unless Bergman’s employment has been terminated by the Company for Cause. If Bergman’s employment hereunder is terminated due to Bergman’s Retirement, (x) Bergman shall be paid all Accrued Obligations to the date of termination (other than the obligations specified in clauses (b) and (c) of Section 5.1) in a lump sum (to the extent such obligations are able to be paid in a lump sum, under the terms of the plan for which such obligation arose) in cash within 15 business days after the date of termination, and, otherwise, in accordance with the terms of the applicable plan or applicable law; provided, that, subject to Section 5.7 hereof, the obligations specified in clauses (b) and (c) of Section 5.1 shall be paid in a lump sum in cash at the time specified in the last sentence of Section 2.2 and (y) the provisions of Section 5.6 shall apply.

5.3    COMPANY TERMINATION WITHOUT CAUSE OR DUE TO DISABILITY; RESIGNATION FOLLOWING GOOD REASON. Subject to Section 5.4(c), if Bergman’s employment hereunder is terminated due to Disability pursuant to Section 4.2 or by the Company without Cause, or by Bergman for Good Reason pursuant to Section 4.1(c)(i) above, in each case prior to the occurrence of a Change in Control, subject to Section 5.7 hereof, the Company shall have no further obligation to Bergman under this Agreement except that:

(a)    Unless otherwise required by any Qualified Plan, Bergman shall be paid the Accrued Obligations to the date of termination (other than the obligations specified in clauses (b) and (c) of Section 5.1) in a lump sum (to the extent such obligations are able to be paid in a lump sum, under the terms of the plan for which such obligation arose) in cash within 15 business days after the date of termination, and, otherwise, in accordance with the terms of the applicable plan or applicable law; provided, that the obligations specified in clauses (b) and (c) of Section 5.1 shall be paid in a lump sum in cash at the time specified in the last sentence of Section 2.2.

(b)    Bergman shall be paid, as severance pay, on the first payroll date immediately following the six-month anniversary of his date of termination:

(i)

in a lump sum in cash, an amount equal to 200% of Bergman’s then annual Base Salary plus, in a lump sum in cash, an amount equal to 200% of Bergman’s average annual Incentive Compensation paid with respect to the immediately preceding three fiscal years of the Company ending prior to the date of termination, provided that, in the event that Bergman’s employment is terminated following the end of the most recently completed fiscal year, but prior to the payment of the Incentive Compensation with respect to such year, solely for purposes of this Section 5.3(b)(i), the Incentive Compensation for such fiscal year shall be the higher of (x) target level of Incentive Compensation for such year, and (y) Incentive Compensation for such year based on actual performance; and

(ii)

in a lump sum in cash, an amount equal to the Make-Up Pension Payment (as defined below). For purposes of this Agreement, the “Make-Up Pension Payment” shall mean with respect to each “pension plan” (as such term is defined in Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended) of the Company (or its subsidiaries) in which Bergman participated or had a benefit under at the date of termination, the value of the excess of (A) the fully vested value of the benefit to him under such plan, assuming additional credit for service for all purposes under such plan for the period from the date of termination through the Employment Expiration Date (the “Remaining Term”), continuation of Bergman’s Base Salary for the Remaining Term, and that there are no earnings on plan funds in defined contribution type plans for any period after the date of termination, over (B) Bergman’s vested accrued benefits pursuant to the provisions of each respective plan on the date of termination. (For purposes of calculating the Make-Up Pension Payment, the value of the excess shall be calculated using a discount rate equal to the applicable federal rate (as defined in Code Section 1274) in effect on the date of termination of employment and no other actuarial assumptions). Notwithstanding the foregoing, for purposes of any termination of employment occurring during the Employment Period, the “Remaining Term” under this clause (ii) shall mean the period from the date of termination through the immediately succeeding December 31.

(c)    Nothing in this Section 5.3 shall be deemed to affect the right of Bergman or his spouse, as applicable, to receive the applicable benefits referred to in Sections 3.1, 3.3 and 5.5.

(d)    With respect to an amount due to Bergman pursuant to Section 5.3(b)(i), the Company shall be entitled to a credit against such amount with regard to the amount, if any, payable to Bergman for such period under any disability plan of the Company.

5.4    TERMINATION OF EXECUTIVE IN CONNECTION WITH A CHANGE IN CONTROL. If Bergman’s employment is terminated by the Company without Cause or by Bergman for Good Reason pursuant to Section 4.1(c)(i) within two years following a Change in Control, subject to Section 5.7 hereof, the Company shall have no further obligation to Bergman under this Agreement except that:

(a)    Unless otherwise required by any Qualified Plan, Bergman shall be paid all Accrued Obligations (other than the obligations specified in clauses (b) and (c) of Section 5.1) to the date of termination in a lump sum (to the extent such obligations are able to be paid in a lump sum, under the terms of the plan for which such obligation arose) in cash within 15 business days after the date of termination and, otherwise, in accordance with the terms of the applicable plan or applicable law; provided, that the obligations specified in clauses (b) and (c) of Section 5.1 shall be paid in a lump sum in cash at the time specified in the last sentence of Section 2.2.

(b)    Bergman shall be paid, as severance pay, on the first payroll date immediately following the six-month anniversary of his date of termination:

(i)

in a lump sum in cash, an amount equal to 300% of Bergman’s then annual Base Salary plus, in a lump sum in cash, an amount equal to 300% of Bergman’s annual Incentive Compensation recommended by the Compensation Committee to be paid or payable with respect to whichever of the immediately preceding two fiscal years of the Company ending prior to the date of termination was higher; and

(ii)	in a lump sum in cash, an amount equal to the Make-Up Pension Payment (as defined above).

(c)    In the event Bergman’s employment is terminated by the Company without Cause (i) within 90 days prior to the occurrence of a Change in Control, or (ii) after the first public announcement of the pendency of a Change in Control (but on or prior to a Change in Control), Bergman shall be paid, as additional severance pay, on the first payroll date immediately following the later of the six-month anniversary of his date of termination and the date of the occurrence of the Change in Control, a lump sum cash amount equal to the sum of:

(i)

the excess, if any, of (A) 300% of Bergman’s annual Base Salary at the rate in effect immediately preceding such termination of employment, plus 300% of Bergman’s annual Incentive Compensation recommended by the Compensation Committee to be paid or payable with respect to whichever of the immediately preceding two fiscal years of the Company ending prior to the date of termination was higher, over (B) the amount paid or payable to Bergman pursuant to Section 5.3(b)(i) (whether or not such amount has then been paid); and

(ii)

the excess, if any, of (A) the aggregate per share cash consideration, and the fair market value on such date of the aggregate per share non-cash consideration, paid or payable to the Company’s common stockholders in the transaction which is the basis for the Change in Control, (or if no such consideration was then payable, the last trading price of the Company’s common stock on the day immediately preceding the date of the event that resulted in the occurrence of the Change in Control), over (B) the strike price per share that would have been required to be paid in order to exercise each tranche of unvested options that expired at the time of Bergman’s prior termination of employment, times the number of shares of Common Stock covered by each such tranche (such calculation to be performed separately for each tranche with a different strike price, and the aggregate amounts so calculated being the amount required to be paid under this clause (ii)).

The amounts provided for under this Section 5.4(c) are in addition to, and not in lieu of, the amounts provided for under Section 5.3.

(d)    Nothing in this Section 5.4 shall be deemed to affect the right of Bergman or his spouse, as applicable, to receive the applicable benefits referred to in Sections 3.1, 3.3 and 5.5.

(e)    In the event that Bergman shall become entitled to the payments and/or benefits provided by this Section 5.4 or any other amounts (whether pursuant to the terms of this Agreement, including Section 5.3, or any other plan, arrangement or agreement with the Company or any of its affiliates) (collectively the “Company Payments”) and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), then the Company Payments shall be either (A) delivered in full or (B) delivered as to such lesser extent, as would result in no portion of such amounts being subject to the Excise Tax, whichever of the foregoing results in the receipt by Bergman on a net after-tax basis of the greatest amount, notwithstanding that all of some of the amounts may be taxable under Code Section 4999. If a reduction is to occur pursuant to clause (B) of the prior sentence, unless an alternative election is permitted by, and does not result in taxation under, Code Section 409A and timely elected by Bergman, the Company Payments shall be cutback to an amount that would not give rise to any Excise Tax by reducing payments and benefits in the following order: (1) accelerated vesting of restricted stock awards, to the extent applicable; (2) accelerated vesting of stock options, to the extent applicable; (3) payments under Section 5.4(b)(i) or 5.4(c)(i) hereof, as applicable; (4) payments under Section 5.4(b)(ii) hereof, if applicable; and (5) continued health insurance under Section 3.1 hereof.

(f)    For purposes of determining whether any of the Company Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Company Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the written opinion (at the substantial authority level) of (i) the Company’s independent certified public accountants or executive compensation advisory services firm that focuses on matters relating to “golden parachute” excise taxes, in either case, appointed by the Board of Directors prior to any change in ownership (as defined under Section 280G(b)(2) of the Code), or (ii) tax counsel selected by such accountants or executive compensation advisory services firm (the “Accountants”), in each case, such Company Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(g)    For purposes of determining whether clause (A) or clause (B) of Section 5.4(e) applies to the amount of the Company Payments, Bergman’s actual marginal rate of federal income taxation in the calendar year in which the Company Payments are to paid shall be used and the actual marginal rate of taxation in the state and locality of Bergman’s residence for the calendar year in which the Company Payments are to be made shall be used, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year, after taking into account the limitation on the deductibility of itemized deductions, including such state and local taxes under Section 68 of the Code. The determinations under Sections 5.4(e) and (g) shall be made by the Accountants and be binding on the Company and Bergman absent manifest error. All costs of the Accountants shall be borne by the Company.

5.5    OFFICE SUPPORT. If Bergman’s employment hereunder is terminated by the Company without Cause (as defined in Section 4.3), by the Company choosing not to extend the Employment Period, upon Bergman’s Disability, by Bergman for Good Reason pursuant to Section 4.1(c)(i), or by Bergman voluntarily pursuant to Section 4.1(c)(ii) or by Bergman’s Retirement, prior to the occurrence of a Change in Control, then the Company (i) shall provide Bergman, at the Company’s cost, an office comparable to that used by him prior to his termination and related office support (including making available the services of one executive assistant) until the last day of the second calendar year following the calendar year in which Bergman’s date of termination occurs and (ii) shall pay on the second anniversary of Bergman’s date of termination a lump sum in cash equal to the value of the office and related office support specified above (including the costs of one executive assistant) for the period from the last day of the second calendar year following the calendar year on which date of termination occurs until the third anniversary of his date of termination. If Bergman’s employment hereunder has been terminated upon Bergman’s Disability, by the Company choosing not to extend the Employment Period, by Bergman for Good Reason pursuant to Section 4.1(c)(i), or by Bergman voluntarily pursuant to Section 4.1(c)(ii) or by Bergman’s Retirement, on or after the occurrence of a Change in Control, the Company (i) shall provide Bergman such office and related office support (including making available the services of one executive assistant) until the last day of the second calendar year following the calendar year in which Bergman’s date of termination occurs and (ii) shall pay on the second anniversary of Bergman’s date of termination a lump sum in cash equal to the value of the office and related office support specified above (including the costs of one executive assistant) for the period from the last day of the second calendar year following the calendar year on which date of termination occurs until the fourth anniversary of his date of termination. The provision of benefits under this Section 5.5 following Bergman’s termination of employment shall be subject to Section 5.7 hereof.

5.6    VESTING OF EQUITY-BASED AWARDS.

(a)    Notwithstanding anything to the contrary in any other agreement between the Company and Bergman but subject to Section 5.7 hereof, in the event that Bergman’s employment is terminated by the Company without Cause, by Bergman for Good Reason, due to Bergman’s Retirement, due to Bergman’s death or Disability, or if the Company chooses not to extend or not to continue to extend the Employment Period, in each case where Section 5.6(b) hereof would not otherwise apply (except in the case of Bergman’s death or Disability, in which case the provisions of Section 5.6(a)(i) will apply in any case), Bergman’s Equity-Based Awards (i.e., awards granted pursuant to Section 3.5 hereof) granted following the Effective Date shall be treated in accordance with the following (it being understood, for the avoidance of doubt, that except as otherwise provided for in this Section 5.6, Bergman’s equity or equity-based awards granted prior to the Effective Date shall remain subject to the terms in effect as of immediately prior to the Effective Date):

(i)

With respect to a termination due to Bergman’s death or Disability, (A) any and all options held by Bergman (or his assignees, if assignment is permissible) to purchase the Company’s common stock, to the extent not theretofore vested, shall fully vest and be immediately exercisable on the date of termination (and shall remain exercisable for 12 months following employment termination, but not later than the scheduled term of the option), (B) any and all other equity and equity-based awards subject to vesting based on continued employment or other service that are unvested as of the date of such termination shall fully vest on the date of termination, and (C) any and all other equity or equity-based awards subject to performance goals that are unvested as of the date of such termination shall vest pursuant to the vesting schedule applicable to such awards based on the actual level of achievement of the applicable performance goals over the applicable performance period, without proration; and

(ii)

With respect to a termination by the Company without Cause, by Bergman for Good Reason, due to Bergman’s Retirement, or if the Company chooses not to extend or not to continue to extend the Employment Period, in each case, not in connection with a Change in Control Termination (as defined in Section 5.6(b) hereof), (A) any and all options held by Bergman (or his assignees, if assignment is permissible) to purchase the Company’s common stock, to the extent not theretofore vested, shall continue to vest and become exercisable pursuant to the vesting schedule applicable to such options (and shall remain exercisable following the applicable vesting date until the expiration of the term of the option), (B) any and all other equity and equity-based awards subject to vesting based on continued employment or other service that are unvested as of the date of such termination shall vest with respect to a pro-rata portion of such awards on the date of such termination, calculated by multiplying (x) the number of shares of the Company’s common stock underlying the applicable award by (y) a fraction, the numerator of which is the number of days from the date of grant of the applicable award to the date of Bergman’s termination and the denominator of which is the number of days from the grant of the applicable award to the date such award would have otherwise become vested (such portion of each applicable award, in the aggregate, the (“Pro-Rata Portion”), and the remaining portion of such awards (i.e., the portion of such awards that is not the Pro-Rata Portion) shall vest pursuant to the vesting schedule applicable to such awards, and (C) any and all other equity or equity-based awards subject to performance goals that are unvested as of the date of such termination shall vest pursuant to the vesting schedule applicable to such awards based on the actual level of achievement of the applicable performance goals over the applicable performance period, without proration.

(b)    Notwithstanding anything to the contrary in any other agreement between the Company and Bergman but subject to Section 5.7 hereof, in the event that Bergman’s employment is terminated (i) by the Company without Cause, by Bergman for Good Reason, due to Bergman’s Retirement, or if the Company chooses not to extend or not to continue to extend the Employment Period, in each case within two years following a “Change in Control” as such term is defined in Section 4.1, or (ii) by the Company without Cause (x) within 90 days prior to the occurrence of a Change in Control, or (y) after the first public announcement of the pendency of a Change in Control (but on or prior to a Change in Control) (each, a “Change in Control Termination”), then in each case, (A) any and all options held by Bergman (or his assignees, if assignment is permissible) to purchase Company common stock, to the extent not theretofore vested, shall be fully vested and immediately exercisable on the later of the Change in Control or the date of termination (and (1) with respect to such options granted prior to the Effective Date, such options shall remain exercisable for 3 months following employment termination or if later the Change in Control, but not later than the scheduled expiration of the term of the option, except in the case of Bergman’s Retirement, in which case such awards shall remain exercisable until the expiration of the term and (2) with respect to options granted following the Effective Date, such options shall remain exercisable until the expiration of the term of the option) and (B) any and all other equity or equity-based awards previously issued to Bergman, to the extent not theretofore vested, shall be fully vested on the later of the Change in Control or the date of termination, provided that, with respect to any and all such awards subject to performance goals that are unvested as of the date of the Change in Control, such awards shall become vested, in each case, on the later of the Change in Control or the date of termination, at target level of performance without regard to achievement of any applicable performance goals, without proration.

(c)    For purposes of this Agreement, Bergman shall qualify for “Retirement” only if either (i) Bergman and the Company mutually agree in good faith to Bergman’s Retirement and Bergman’s Retirement date, or (ii) Bergman provides the Company with at least six (6) months’ advance written notice of his Retirement and the Board of Directors approves such notice, which approval shall not be unreasonably withheld or delayed; provided, that if such notice is provided by Bergman in the period during which Bergman may elect not to extend or not to continue to extend the Employment Period, and such notice is approved by the Board of Directors, the resulting termination shall be treated as a Retirement.

5.7    RELEASE REQUIREMENT. In the event Bergman’s employment is terminated and the Company is obligated to make payments and/or provide benefits to Bergman pursuant to Sections 3.1, 3.3, 5.1, 5.2, 5.3, 5.4, 5.5, and/or 5.6 hereof, other than payments pursuant to Sections 5.1(a), (d), and (e) hereof, it shall be a condition to such payments that, within 30 days following the date of termination, Bergman (or, in the event of Bergman’s death, Bergman’s estate or designated beneficiaries, as the case may be) enter into a general release of claims in the form attached hereto as Exhibit A as reasonably revised by the Company to comply with applicable law changes or interpretations or as otherwise necessary to assure enforceability or tax effectiveness; provided, that if any revisions are made to Exhibit A, such revised Exhibit A is delivered to Bergman within five (5) days following the date of termination.

6.	CONFIDENTIAL INFORMATION, NON-COMPETITION, ETC.

(a)    (i)    Both during and after the Employment Period, Bergman shall hold in a fiduciary capacity for the benefit of the Company and shall not, without the prior written consent of the Company, communicate or divulge (other than in the regular course of the Company’s business), to anyone other than the Company, its subsidiaries and those designated by it, any confidential or proprietary information, knowledge or data relating to the Company or any of its subsidiaries, or to any of their respective businesses, obtained by Bergman before or during the Employment Period except to the extent (A) disclosure is made during the Employment Period by Bergman in the course of his duties hereunder and Bergman reasonably determines in good faith that it is in the best interest of the Company to do so, (B) Bergman is compelled pursuant to an order of a court or other body having jurisdiction over such matter to do so (in which case, to the extent legally permitted, the Company shall be given prompt written notice of such intention to divulge not less than five days prior to such disclosure or such shorter period as the circumstances may reasonably require) or (C) such information, knowledge or data is or becomes public knowledge or is or becomes generally known within the Company’s industry other than through improper disclosure by Bergman. Notwithstanding the foregoing, in accordance with 18 U.S.C. § 1833(b), nothing in this Agreement is intended to interfere with or discourage the Bergman’s good faith disclosure of a trade secret or other confidential information to any governmental entity related to a suspected violation of law. Furthermore, notwithstanding anything to the contrary in this Agreement, the federal Defend Trade Secrets Act of 2016 (the “DTSA “) provides that Bergman cannot be held criminally or civilly liable under any federal or state trade secret law if Bergman discloses a trade secret or other confidential information (i) in confidence to (x) any federal, state, or local government official, either directly or indirectly, or (y) an attorney, and solely for the purpose of reporting or investigating a suspected violation of the law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The DTSA further provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal and (ii) does not disclose the trade secret, except pursuant to court order. Bergman may also disclose in good faith confidential information solely to the minimum extent directly related to and reasonably necessary in connection with any litigation between Bergman and the Company or any of its affiliates, provided that Bergman shall take all actions necessary to ensure that any such disclosure shall be made under seal.

(ii)    Bergman acknowledges and agrees that the whole interest in any invention, improvement, confidential information, copyright, design, plan, drawing or data, including all worldwide rights to copyrights or any other intellectual property rights (collectively, the “Rights”) arising out of or resulting from Bergman’s performance of his duties during the Employment Period shall be the sole and exclusive property of the Company. Bergman undertakes (at the expense of the Company) to execute any document or do any reasonably necessary act to enable the Company to obtain or to assist the Company in obtaining any Rights. Bergman hereby irrevocably appoints the Company to be his attorney-in-fact to execute in his name and on his behalf any instrument required and take any actions reasonably necessary for the purpose of giving to the Company the full benefit of the provisions of this subsection; provided, however, that the Company shall notify Bergman prior to executing any such instruments or taking any such actions.

(b)    Bergman will not (other than on behalf of the Company) directly or indirectly, during the Employment Period and thereafter until the end of the “Restricted Period,” as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company other than Schein Pharmaceutical, Inc., or as a passive investor of not more than one percent (1%) of any non-publicly held company through hedge funds, private equity funds, mutual funds or similar investment vehicles), (x) engage in any activity competitive with the business of the Company or any of its affiliates, (y) recruit, solicit or induce (or attempt to recruit, solicit or induce) any employee of, or consultant to, the Company or any of its affiliates (other than his personal administrative assistant) to terminate their employment with, or otherwise cease their relationship with, the Company or any of its affiliates, or (z) divert (or attempt to divert) any person or entity from doing business with the Company or any of its affiliates or induce (or attempt to induce) any person or entity from ceasing to be a customer or other business partner of the Company or any of its affiliates. The “Restricted Period” shall end (A) one year after termination of employment if termination is due to a termination by the Company without Cause or by a Company non-renewal under Section 5.3, by Bergman for Good Reason pursuant to Section 4.1(c)(i), or because of Bergman’s Disability (such one-year period may be extended for an additional year at the Company’s option; provided, however, that upon making such election which shall be made no less than 180 days prior to the expiration of such one-year period, the Company shall pay Bergman on the day immediately following the six-month anniversary of his date of termination, a lump sum cash amount equal to 100% of his Base Salary (as of the date of such termination)), or (B) upon the later of the second anniversary of the expiration of the Employment Period and the Employment Expiration Date, if such termination is due to a termination by the Company for Cause or by Bergman voluntarily pursuant to Section 4.1(c)(ii).

(c)    If any restriction set forth in Section 6(b) is found by any court of competent jurisdiction or arbitrator to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(d)    The restrictions contained in Sections 6(a) and (b) are necessary for the protection of the business and goodwill of the Company and are considered by Bergman to be reasonable to such purpose. Bergman acknowledges and agrees that money damages would not adequately compensate the Company for any breach of Section 6(a) or 6(b) and will cause the Company substantial and irreparable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

7.	NO MITIGATION; NO SET-OFF

The Company agrees that if Bergman’s employment with the Company is terminated prior to the Employment Expiration Date for any reason whatsoever, Bergman is not required to seek other employment or to attempt in any way to reduce any amounts payable to Bergman by the Company pursuant to this Agreement. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by Bergman as the result of employment by another employer or otherwise; and the amount of any benefit provided for in this Agreement shall not be reduced by any benefit provided to Bergman as the result of employment by another employer or otherwise (other than the health and medical benefits to the extent provided for in Section 3.1, which may be reduced solely by any health and medical benefits that Bergman and his spouse are eligible to receive under any health and medical benefit plans of any subsequent employer). The Company’s obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, or other similar right which the Company may have against Bergman.

8.	LEGAL FEES

If the Company fails to timely make any payment due hereunder and Bergman seeks to collect such amounts or negotiate a settlement, and either (i) reaches a settlement for any part or all of the payments provided for hereunder, or (ii) successfully enforces the terms of this Agreement, through litigation or arbitration, by or through a lawyer, the Company shall advance all reasonable costs of such collection or enforcement, including reasonable legal fees and disbursements and other fees and expenses which Bergman may incur, promptly after submission of documentation reasonably acceptable to the Company in respect of such costs and expenses. All amounts paid by the Company shall promptly be refunded to the Company if and when a court of competent jurisdiction finds that the Company is entitled to have such sums refunded or if a settlement is reached which is insubstantial compared to the damages that were requested. The Company shall pay or reimburse Bergman for all reasonable legal fees incurred by him in connection with the negotiation and execution of this Agreement; provided that such payment or reimbursement shall be paid promptly and in no event later than the later of (i) the 15th day of the third month following the end of the calendar year in which the legal fees are incurred or (ii) the 15th day of the third month following the end of the fiscal year in which the legal fees are incurred.

9.	SUCCESSORS; BINDING AGREEMENT

(a)    Unless otherwise resulting by operation of law, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner, and to the same extent that the Company would be required to perform it if no such transaction had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b)    The Company may not assign this Agreement except in connection with, and to the acquiror of, all or substantially all of the business or assets of the Company, provided such acquiror expressly assumes and agrees in writing to perform this Agreement as provided in Section 9(a).

(c)    This Agreement shall inure to the benefit of and be enforceable by Bergman and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees; provided, however, that this Agreement may not be assigned by Bergman.

(d)    The parties agree that, in addition to the persons or entities referred to in Section 9(c) above, who shall be third party beneficiaries of the entire Agreement in the event of Bergman’s death or Disability, Bergman’s spouse is a third party beneficiary of Section 3.1 and, to the extent that the events described therein would cause her to be entitled to the benefit of rights granted to her under Section 3.1, or any provision of Section 5, she shall have the right to enforce such provisions as fully as if she were a party to this Agreement.

10.	MISCELLANEOUS

(a)    Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly made, given or received when hand-delivered, one business day after being transmitted by telecopier (confirmed by mail) or sent by overnight courier against receipt, or five days after being mailed by registered or certified mail, postage prepaid, return receipt requested, to the party to whom such communication is given at the address set forth below, which address may be changed by notice given in accordance with this Section:

If to the Company:

Henry Schein, Inc.

135 Duryea Road

Melville, New York 11747

Attention: Corporate Secretary

If to Bergman:

Stanley M. Bergman

c/o Henry Schein, Inc.

135 Duryea Road

Melville, New York 11747

(b)    If any provision of this Agreement shall be held by court of competent jurisdiction to be illegal, invalid or unenforceable, including, without limitation, under any provision of the Sarbanes-Oxley Act of 2002, as amended from time to time, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

(c)    No provision of this Agreement may be modified, waived or discharged except by a waiver, modification or discharge in writing signed by Bergman and such officer as may be designated by the Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter have been made by either party which are not expressly set forth in this Agreement.

(d)    This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and Bergman with respect to the subject matter, including, without limitation, as of the Effective Date, the Prior Agreement.

(e)    This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.

(f)    The section headings herein are for the purpose of convenience only and are not intended to define or limit the contents of any section.

(g)    The parties may sign this Agreement in counterparts, all of which shall be considered one and the same instrument.

(h)    It is intended that the provisions of this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement (or of any award of compensation, including equity compensation or benefits) shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax treatment and the Company shall have no liability with regard to any failure to comply with Code Section 409A. In the event the Company and Bergman agree that the payment of compensation or benefits under this Agreement would be in violation of Code Section 409A, the Company and Bergman shall in good faith cooperate to attempt to modify any such payments in order to comply with Code Section 409A while preserving the intended economic benefits in all material respects. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Bergman pursuant to Code Section 409A or any damages for failing to comply with Code Section 409A. Notwithstanding anything contained in this Agreement to the contrary, each and every payment made under this Agreement shall be treated as a separate and distinct payment and not as a series of payments. In no event shall Bergman designate the tax year of the commencement of any payments or benefits hereunder and the Company shall determine the actual commencement date of payment of any payments or benefits hereunder. Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, if Bergman is a “specified employee” (determined in accordance with Code Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the termination date, and if any payment, benefit or entitlement provided for in this Agreement both (i) constitutes a “deferral of compensation” within the meaning of Code Section 409A and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting Bergman to additional tax, interest and/or penalties under Code Section 409A, then any such payment, benefit or entitlement that is payable during the first 6 months following the date of Bergman’s separation from service shall be paid or provided to Bergman in a lump sum cash payment to be made on the earlier of (x) Bergman’s death or (y) the first business day of the seventh calendar month immediately following the month in which the separation from service occurs. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits, which are subject to Code Section 409A, upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A (and the guidance issued thereunder) and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment,” “retirement” or like terms shall mean separation from service.

(i)    Notwithstanding anything herein to the contrary, Bergman agrees and acknowledges that his cash and non-cash incentive compensation (whether provided under this Agreement or otherwise) shall be subject to the terms and conditions of the Company’s Incentive Compensation Recoupment Policy approved by the Board in March 2016. Notwithstanding the foregoing, Bergman agrees that incentive compensation, as defined under of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and such regulations as are promulgated thereunder from time to time (“Dodd-Frank”), payable to Bergman under the Company’s bonus plans, this Agreement or any other plan, arrangement or program established or maintained by the Company shall be subject to any clawback policy adopted or implemented by the Company in respect of Dodd-Frank, or in respect of any other applicable law or regulation. In the event of a Change in Control, no clawback policy of the Company shall continue to apply to Bergman’s cash and non-cash incentive compensation on and after a Change in Control, other than (i) any clawback policy mandated by Dodd-Frank or other applicable law or (ii) any clawback policy that recoups incentive compensation due to any act or omission by Bergman that constitutes or could reasonably be expected to constitute Cause (as defined under this Agreement) or any act or omission that involves Bergman’s gross or willful misconduct that gives rise to a material restatement of the Company’s financial statements.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first above written.

HENRY SCHEIN, INC.

By:	/s/ Michael S. Ettinger
Authorized Officer

NAME: Michael S. Ettinger
TITLE: Executive Vice President and Chief Operating Officer

By:	/s/ Stanley M. Bergman
STANLEY M. BERGMAN

EXHIBIT A

FORM OF GENERAL RELEASE

RELEASE1

1. RELEASE AND WAIVER

(a) Claims Released: In return for the severance and/or other benefits that I will receive pursuant to my Amended and Restated Employment Agreement, by and between me and the Henry Schein, Inc. (“HSI” or the “Company”), dated effective as of November 28, 2022 (the “Employment Agreement”), I agree to completely and irrevocably release all claims, obligations, causes of action and demands which I have or ever had, from the beginning of time to the date I sign this release of claims (the “Release”, “General Release”, or “Agreement”) against the Company, its parents, subsidiaries, divisions, joint ventures, partnerships and/or affiliated entities, their predecessors, successors and assigns, and all of their present and/or former officers, directors, managers, supervisors, employees, shareholders, agents, representatives, and employee benefit or pension plans or funds (and the trustees, administrators, fiduciaries and insurers of such programs) (collectively, the “Released Parties”) relating to my employment with, or termination of employment from, the Company and its subsidiaries. I agree that any person acting by, through or under me, such as my spouse, heirs, executors, representatives and assigns, are also bound by my release of claims.

I understand that I am releasing the Released Parties from any and all claims and potential claims to the extent they may be legally waived by private agreement, including but not limited to: (i) any claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Family Medical Leave Act, the National Labor Relations Act, the Pregnancy Discrimination Act, the Employee Retirement Income Security Act of 1974, Sections 503 and 504 of the Rehabilitation Act of 1973, the Worker Adjustment Retraining and Notification Act, the Immigration Reform and Control Act, the Genetic Information Non-Discrimination Act, the Sarbanes Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, all as amended; (ii) any claims under any State or Municipal Human Rights Laws, labor laws and/or discrimination laws, and all other federal, state and local discrimination, labor or employment laws, regulations or orders; (iii) any other claims relating to or arising out of my employment, the terms and conditions of my employment and/or the termination of my employment, including but not limited to statutory claims and claims in common law or in equity, including, without limitation, claims for discrimination, retaliation, harassment, whistle-blowing,

[1]

Release should be revised to reflect (i) changes in law or interpretations or as otherwise necessary to assure enforceability or tax effectiveness, and/or (ii) 45 day period in lieu of 21 day period and OWBPA disclosure (i.e., in the event Bergman’s termination occurs at the same time as other terminations), if applicable.

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breach of contract or of policy or practice, constructive discharge, wrongful discharge, detrimental reliance, negligence, emotional distress, and all torts, including any intentional torts, such as defamation; (iv) any claims subject to federal, state and local occupational safety and health laws and regulations; (v) any claims under any other federal, state or local Constitution, statute, regulation, or agreement or duty; (vi) any claims concerning or based on the adequacy of my compensation or remuneration, including incentive payments, or claims for benefits, including but not limited to claims under the Fair Labor Standards Act, to the extent such claims are waivable; and (vii) any claims for damages or relief of any kind, including but not limited to front pay, back pay, damages for pain and suffering, compensatory or punitive damages, injunctive or declaratory relief, any claims for attorneys’ fees, costs, disbursements and/or the like, or for equitable relief and reinstatement.

I also waive and release any right to become, and promise not to consent to become, a member of any class or collective action in a case in which claims are asserted against the Released Parties that are related in any way to my employment or the termination of my employment with the Company. If, without my prior knowledge and consent, I am made a member of a class in any such legal proceeding or arbitration, I agree to opt out of the class at the first opportunity.

(b) Unknown Claims: I understand that I am releasing all claims, whether or not they are known to me at the time I sign this Release.

(c) Claims Not Waived: This Release does not apply to any claims or rights (i) that may arise after the date that I signed this Release, (ii) for the consideration for (including the severance payments due under the Employment Agreement) or breach of this Release, (iii) for reimbursement of business expenses incurred on behalf of the Company under the Company’s expense reimbursement policies, (iv) for vested rights I may have under the Company’s ERISA-covered employee benefit plans (or any other employee benefit or deferred compensation plans) on the date I sign this Release, in each case, in accordance with the terms and conditions of the applicable plans, (v) to be indemnified or advanced fees and costs for claims related to my acts or omissions as an officer or director to the maximum extent permitted by law and the Company’s controlling documents, including, but not limited to, under the Indemnification Agreement that I executed, dated as of November 4, 2015, and to be covered under the applicable directors’ and officers’ liability insurance plans or policies of the Company or its subsidiaries related to my acts or omissions as an officer or director, in each case, in accordance with the terms and conditions of the applicable documents, plans, and/or policies, (vi) any claims that controlling law clearly states may not be released by private settlement, such as, but not limited to, claims for Worker’s Compensation benefits for job-related illness or injury or for unemployment compensation, (vii) in respect of my outstanding equity awards, which shall remain subject to and be treated in accordance with the terms of the award agreement(s)

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and governing plan document(s) applicable to such awards, (viii) in respect of my rights as a shareholder of the Company and/or (ix) to challenge the validity of this General Release under the Older Workers Benefit Protection Act (OWBPA).

I also understand that nothing in this Agreement, including but not limited to the provisions regarding the release and waiver of claims in Section 1, the “no claims” provisions of Section 4, the cooperation provisions in Section 5, the confidentiality/non-solicitation provisions in Section 6, or the non-disparagement provisions in Section 8, prevents me from filing a charge or complaint with, cooperating with or providing information to, or voluntarily participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the U.S. Department of Labor (DOL), Securities and Exchange Commission (SEC), the Occupational Safety and Health Administration (OSHA), or any other federal, state or local agency or entity charged with the enforcement of any laws, any self-regulatory body or any law enforcement authority (a “Government Entity”), including providing documents or other information, from testifying truthfully in the course of any administrative, legal or arbitration proceeding, reporting possible violations of federal and/or state law or regulations, including possible securities law violations to any Government Entity or making any other disclosures that are protected under the whistleblower provisions of any federal and/or state whistleblower programs. However, by signing this General Release I am waiving my right to individual relief based on claims asserted in such a charge or complaint, regardless of whether I or another party has filed it, to the extent allowed by law, and agree that the severance I will receive as provided in this Agreement fully and completely satisfies any and all such claims, except for any right that I may have to receive a payment from a government agency (and not the Company) for information provided to the government agency. Additionally, I acknowledge and understand that under the Federal Defend Trade Secrets Act of 2016, I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i)(A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) to my attorney in relation to a lawsuit for retaliation against me for reporting a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

I also understand that nothing in this Agreement, including the sections listed above, shall be interpreted or enforced in a manner that would interfere with my rights under the National Labor Relations Act, if any, to engage in protected concerted activity with other employees.

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2. SEVERANCE

In return for my (i) remaining employed by the Company until the last day my services are required (my “Termination Date”) – [●], (ii) signing this Release no earlier than my Termination Date, (iii) not revoking this Release, (iv) complying in all respects with the terms and conditions of this Release and/or the Employment Agreement restricting competition, and prohibiting solicitation of employees and/or customers, (v) complying in all respects with the terms and conditions of this Release and/or the Employment Agreement concerning the nondisclosure of confidential and/or proprietary information, and (vi) observing all other terms and conditions of this Agreement and/or the Employment Agreement in all material respects, the Company will provide me with those payment and benefits set forth in Sections [●]2 of the Employment Agreement, subject to the terms and conditions set forth in the Employment Agreement, all regular and customary payroll deductions, and Sections 9 and 12(i) of this Release. I understand that whether I sign this Agreement or not, I must return all Company property, including mobile devices, keys, identity cards, and Company files and records in whatever form; and any payment to me under this Section is contingent on my doing so other than with respect to immaterial failures to do so. In order for me to be deemed in violation of (i) subclauses (v) or (vi) of the first sentence of this Section 2, or (ii) the immediately preceding sentence, the Company must provide me with written notice of the facts and circumstances alleged to constitute such violation and not less than 30 days to cure such violation, in each case, if and to the extent such violation is curable (such notice and opportunity to cure, the “Cure Right”). Notwithstanding the foregoing, I may retain my contacts, calendars and personal correspondence and any information reasonably needed for my personal tax return preparation purposes, in each case, to the extent such contacts, calendars, correspondence and/or information does not contain Confidential Information (as defined below).

3. REVOCATION

I understand that if I sign this Release, I can change my mind and revoke it within seven (7) days after signing it by sending a written revocation notice to the Senior Vice President, Global Human Resources and Financial Operations, Henry Schein, Inc. (“SVP, HR”), 135 Duryea Road, Melville, NY 11747. I understand that the Release and waiver set forth above will not be effective until after this seven-day period has expired (the “Revocation Period”) and the Company has also signed this Agreement, and I will receive no benefits before the Agreement becomes effective.

To be effective, (a) the notice of revocation must be received by SVP, HR no later than the seventh day after I have signed the Agreement, or else (b) SVP, HR must be notified by e-mail ([●]3) or facsimile ([●]3) by seventh calendar day after I have

[2]	Employment Agreement section references will depend on type and timing of termination of employment.
[3]	Insert correct information prior to providing this Agreement to Bergman.

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signed the Agreement, that I am revoking this Agreement. If any of those days should fall on a weekend or a legal holiday, then the required communication must be received no later than the first business day after the weekend or holiday.

4. NO CLAIMS AGAINST THE COMPANY

Except as provided in Section 1(c) above, I promise that I will not pursue any claim that I have settled by this Release. If I break this promise, I agree to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims. This paragraph does not apply to claims that I may have under the Age Discrimination in Employment Act of 1967 (“ADEA”). Such claims are covered by the next paragraph.

Although I am releasing claims that I may have under the ADEA, I understand that I may challenge the knowing and voluntary nature of this Release under the Older Workers Benefit Protection Act (“OWBPA”) and the ADEA. I understand, however, that if I pursue a claim against the Company under the OWBPA and/or the ADEA, a court has the discretion to determine whether the Company is entitled to restitution, recoupment, or set off (meaning “reduction”) against a monetary award obtained by me in the court proceeding. A reduction never can exceed the amount I recover, or the severance I received for signing this General Release, whichever is less. I also recognize that the Company may be entitled to recover costs and attorneys’ fees incurred by the Company as specifically authorized under applicable law.

I further understand that nothing in this Release prevents me from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), the U.S. Department of Labor, or any other federal, state or local agency charged with the enforcement of any laws, although by signing this General Release I am waiving my right to individual relief based on claims asserted in such a charge or complaint, whether filed by me or any other person or group.

5. COOPERATION; RESIGNATION

Except as provided in Section 1(c), I agree, after my Termination Date, to reasonably cooperate with the Company in providing and discussing facts pertaining to matters which occurred during my employment (for example, in connection with lawsuits or governmental investigations) and I agree to make myself reasonably available for interviews without the necessity for a subpoena by the Company, provided, that any such cooperation shall be subject to my reasonable business and personal commitments at such time. The Company shall promptly reimburse me for any reasonable expenses incurred in connection with such cooperation (including reasonable legal fees and expenses incurred if the Company and I reasonably agree that separate counsel is appropriate because

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the Company’s counsel cannot represent me due to a conflict of interests) with travel expenses reimbursed commensurate with the Company’s current practice, subject to the Company’s executive travel policy in effect as of the effective date of the Employment Agreement. I acknowledge and agree that I continue to be bound by all obligations regarding the preservation of documents contained in all litigation hold notices issued to me by the Company. On and after my Termination Date, I shall be deemed to have resigned from all titles, positions and appointments that I hold with the Company, whether as an officer, director, employee, consultant, trustee, committee member, agent or otherwise and I agree to promptly execute such documents as the Company, in its sole discretion, shall reasonably deem necessary to effect such resignation.

6. CONFIDENTIALITY/NON-SOLICITATION/NON-COMPETITION

(a) Except as provided in Section 1(c), I agree that I continue to be bound by any and all obligations concerning the nondisclosure of confidential and/or proprietary information, restricting competition with the Company, prohibiting solicitation of employees and/or customers, and/or assigning intellectual property contained in any agreements I have entered into with the Company or in any of the Company’s Personnel Manuals or Policy Statements that were applicable to me or as required by applicable law, including, but not limited to, the obligations set forth in the Employment Agreement. I specifically agree to comply with the provisions concerning Sensitive and Confidential Information set forth in the Company’s Worldwide Business Standards, which shall continue to apply following the date hereof, and not to disclose or utilize or utilize on behalf of any third party, the Company’s confidential and/or proprietary information.

(b) Without limiting or modifying my promises in the previous paragraph, I agree that I have a continuing obligation not to disclose any confidential and/or proprietary information acquired or developed during my employment with the Company (sometimes referred to herein as “Confidential Information”). Generally, any information which has not been announced in mailings, published in magazines or newspapers, or made public in some other way is considered confidential. Certain other information is also considered confidential. Although the following list is not exhaustive, it highlights some examples of the types of information that must not be disclosed: operating and strategic plans; internal client lists; pricing policies; financial data such as sales volumes, profit margins, price quotations, sales costs, nonpublic sales volumes, market studies; marketing plans; new or existing processes or product development; regulatory information and communications; acquisition or joint ventures involving technology, software or other matters; potential transactions; internal company telephone lists and address books; and information concerning new services or potential new services.

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(c) Notwithstanding anything contained in this Release to the contrary, I may disclose confidential and/or proprietary information: (i) if required to do so by law or a court; (ii) in good faith solely to the minimum extent directly related to and (A) reasonably necessary to implement this Release or to enforce the Release or any of its terms, or (B) in connection with any litigation between the Company or any of its affiliates and me, provided that, in each case, I shall take all actions necessary to ensure that such disclosure shall be made under seal; (iii) to a government agency, as allowed by paragraph 1(c) of this Release and (iv) to my attorneys, accountants and/or tax advisors in order to obtain professional advice within the scope of their representation, provided that they shall first agree to keep such information confidential.

(d) In addition, I am not permitted to disclose any legally privileged information (whether oral, written, or in other tangible form), such as communications subject to the Attorney-Client privilege or Attorney-Work Product Doctrine and I will not do so.

(e) I further agree that the restrictive covenant provisions set forth in Section 6 of the Employment Agreement shall remain in full force and effect and shall continue to apply following the date hereof.

7. RETURN OF COMPANY PROPERTY

By signing below, I represent that, except as permitted by Section 1(c), I have (i) returned to the Company any and all Confidential Information and all other materials, documents or property belonging to the Company or any of its affiliated entities, including without limitation, files, documents, lists, pricing policies, financial and other data such as sales volumes, profit margins, price quotations, sales costs, market studies, client lists, marketing plans, new or existing processes or product development, regulatory information and communications, acquisition or joint ventures involving technology, software or other matters, information concerning new services or potential new services, records, manuals, reports, software and hardware, laptops, printers, computers, cell phone, blackberry, keys, equipment, identification cards, access card, credit cards, mailing lists, rolodexes, personnel information, electronic information and files, computer print-outs, and computer disks and tapes, (ii) not retained any copies of any Confidential Information and/or any other materials, documents, data or property belonging to the Company or any of its affiliated entities, and (iii) permanently deleted all Confidential Information from my home and/or personal computer drives and from any other personal electronic, digital or magnetic storage devices. Notwithstanding the foregoing, I may retain my contacts, calendars and personal correspondence and any information reasonably needed for my personal tax return preparation purposes, in each case, to the extent such contacts, calendars, correspondence and/or information does not contain Confidential Information.

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8. NON-DISPARAGEMENT

Except as otherwise permitted in Section 1(c), I agree that I shall not make, directly or indirectly, to any person or entity including, but not limited to, present or former employees of the Company and/or the press, any disparaging oral or written statements about the Company or its affiliates or their employees or directors, their products or services or customers, or my employment with or separation from employment with the Company, or intentionally do anything which damages the Company, its affiliates, and/or their services, reputation, financial status, or business relationship orally, in writing, or on any social networking sites, including but not limited to Facebook, Instagram, and LinkedIn; to any microblogging sites, including but not limited to Twitter; to any personal website or blog; video sharing or hosting websites, including but not limited to YouTube; and from e-mailing to any distribution list or list-serve to which I may subscribe, or which I maintain or moderate. The Company shall instruct its directors and officers not to make, directly or indirectly, any disparaging statements about me orally, in writing, or on any social networking sites. This paragraph shall not prevent me from testifying truthfully under oath pursuant to a valid and enforceable subpoena, court order and/or similar process from a judicial, arbitral, administrative or regulatory body of competent jurisdiction or in the case of a litigation or arbitration between the Company or any of its affiliates and me (provided that my statements shall be made in good faith and solely to the minimum extent directly related to and reasonably necessary in connection with such litigation or arbitration, and I shall take all actions necessary to ensure that such statements shall be made under seal), or from filing a charge or voluntarily participating in a government investigation as provided in paragraph 1(c). Nothing in this paragraph or elsewhere in this Agreement shall prevent me from exercising any rights I may have under the National Labor Relations Act to disclose or comment upon my terms and conditions of employment.

9. BREACH OF AGREEMENT

I acknowledge that the Company would be irreparably injured by a violation by me of paragraphs 5, 6, 7 and/or 8. I agree that in the event of any such breach or threatened breach, the Company shall, in addition to any other remedies available to it, be entitled to seek a temporary restraining order and/or preliminary and/or permanent injunction, or other equivalent relief, restraining me from any actual or threatened breach of paragraphs 5, 6, 7 and/or 8. Nothing in this Release shall limit or prevent the Company from also pursuing any other or additional remedies it may have for breach of this and/or any other agreement I may have signed, including without limitation, return of all or partial severance payments in the event that I materially breach this Agreement or the Employment Agreement. For purposes of this Section 9, the Company and I hereby agree and acknowledge that (i) any breach of any terms and conditions of this Release and/or the Employment Agreement restricting competition, or prohibiting solicitation of employees and/or customers shall be deemed to be a material breach and shall

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not be subject to a Cure Right, (ii) any breach of any terms and conditions of this Release and/or the Employment Agreement concerning the nondisclosure of confidential and/or proprietary information shall be deemed to be a material breach, but, to the extent curable, shall be subject to a Cure Right, and (iii) any breach of any of the other terms and conditions of this Release and/or the Employment Agreement, to the extent curable, shall be subject to a Cure Right.

10. VOLUNTARY AGREEMENT: ADVICE OF COUNSEL: 21 DAY PERIOD

I acknowledge that:

(a)    I have read this entire document, and I fully understand it. I understand its legal and binding effect, and, except as otherwise provided in paragraph 1(c) of this Agreement, by signing it I give up certain rights, including my right to pursue any claims I had, have or may have had, whether known or unknown, against the Released Parties. I am acting voluntarily and of my own free will in signing this Release.

(b)    The benefits HSI is providing me in return for signing this Release are in addition to anything of value to which I already am entitled. Specifically, I acknowledge that I am not otherwise entitled to severance or other benefits, whether set forth in Sections [●] of the Employment Agreement or otherwise.

(c)    I have had the opportunity to seek, and I was and am advised in writing to seek, legal counsel prior to signing this Release.

(d)     The benefits which the Company is agreeing to provide me under this Release are sufficient consideration for my undertakings in this Release, including but not limited to the release of claims in Section 1, the cooperation provisions in Section 5, the confidentiality provisions in Section 6, and the non-disparagement provisions in Section 8.

(e)    I have been given at least 21 days to consider the terms of this Release before signing it. If I have signed this Release before the full 21 days expired, I knowingly and voluntarily waive the remainder of the 21-days to consider whether to sign this Release. The Company has not threatened me or promised me any benefit to induce me to sign this release before the end of the full 21-day period.

(f)    I agree with the Company that changes to this Release, whether material or immaterial, do not restart the running of the 21-day consideration period.

(g)    I understand that this Release will be void and the Company shall have no obligation to provide me severance benefits if I sign this Release prior to my Termination Date, and I agree to that condition. I also understand that this Release will be void if I do not sign it within the 21 day period stated above, or if I revoke it.

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(h)    This Release shall not be construed to be an admission by the Released Parties of any liability or wrongdoing or a violation of any statute, regulation, duty, law, contract, right or order. The Released Parties disclaim any liability to me or any other person for any alleged violation of any statute, regulation, duty, law, contract or order.

(i)    I have (i) received all compensation due me as a result of services performed for the Company; (ii) reported to the Company any and all work-related injuries incurred by me during my employment by the Company; and (iii) been properly provided any leave of absence because of my or a family member’s health condition or military service and have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave. I am not aware of any uncured ethical or compliance issues involving the Company or any of its employees, and have not reported any such issues to the Company.

12. GENERAL PROVISIONS

(a) Governance. This Release shall be governed by New York law, except as it may be preempted by federal law.

(b) Entire Agreement. This Release constitutes the complete and total agreement between the Company and me with respect to issues addressed in this Release. However, I agree this Release shall not in any way affect, modify, or nullify any obligation which I have to protect the Company’s confidential information, or to refrain from competing with the Company, or soliciting Company employees or customers after my employment is terminated and/or to assign intellectual property to the Company, contained in any agreement(s) I have entered into with the Company, and that such obligations contained in those agreement(s) remains in full force and effect, including, but not limited to, the Employment Agreement. I understand and agree that effective as of the Termination Date, for purposes of the Employment Agreement, (i) the “Employment Period” (as defined therein) shall be terminated, (ii) the restrictive covenants set forth in Section 6 of the Employment Agreement shall continue to apply to me in accordance with the terms thereof, and (iii) Section(s) [●] of the Employment Agreement (governing severance and/or post-termination benefits) shall continue to apply.

(c) Amendment. No provision in this Release may be amended unless such amendment is agreed to in writing and signed by both me and an authorized officer of the Company.

(d) Non-Reliance. I represent that in signing this Release, I am not relying on any other agreements or representations not fully expressed in this document. This Release shall not be modified, altered or discharged except by written agreement signed by an authorized Company representative and me.

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(e) Headings. The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this release.

(f) Use of Release in Subsequent Proceedings. I further agree that this document may be used as evidence in a subsequent proceeding in which the Company or I allege a breach of this Release or as a complete defense to any lawsuit or claim. Other than this exception, or disclosure to the EEOC or NLRB or any other federal, state or local agency charged with the enforcement of any employment laws, as provided in Section 1(c) above, I agree I will not offer or introduce this Release as evidence in any administrative proceeding, arbitration or lawsuit.

(g) Enforcement. The failure of either party to insist upon strict adherence to any term of this Release shall not be considered a waiver of that term or of any other term of this Release, and shall not deprive that party of the right to later insist upon strict adherence to that term or any other term of the Agreement.    Any waiver must be in writing and signed by me or an authorized officer of the Company, as the case may be.

(h) Severability. The parties agree that should any part of this Release be found to be void or unenforceable by a court of competent jurisdiction, that determination will not affect the remainder of this Release. Should a court of competent jurisdiction find that any of the restrictions as written herein, is excessive and goes beyond what is permitted by law, we agree that the court shall revise the restriction to the extent necessary to achieve lawful enforcement and shall enforce the provisions as so revised.

(i) Tax matters. The Company may withhold from any amounts payable under this Release such federal, state and local taxes as may be required to be withheld under any applicable law or regulation, as determined by the Company and its advisors. The Company agrees that it is the intent of the parties that all compensation and benefits payable or provided to me (whether under this Release or otherwise) shall fully comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”). In the event the parties agree that the payment of compensation or benefits to me would be in violation of Code Section 409A, the parties shall in good faith cooperate to attempt to modify any such payments in order to comply with Code Section 409A while preserving the intended economic benefits. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you pursuant to Code Section 409A or any damages for failing to comply with Code Section 409A. Notwithstanding anything contained in this Release to the contrary, each and every payment made under this Release shall be treated as a separate and distinct payment and not as a series of payments. I agree and acknowledge that in no event shall I designate the tax year of the commencement of any payment or benefit and that the

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Company will determine the actual commencement date of payment of any payments or benefits hereunder. Notwithstanding the foregoing or anything else contained in this Release to the contrary, if I am a “specified employee” (determined in accordance with Code Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the Termination Date, and if any payment, benefit or entitlement provided for in this Release both (i) constitutes a “deferral of compensation” within the meaning of Code Section 409A and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting me to additional tax, interest and/or penalties under Code Section 409A, then any such payment, benefit or entitlement that is payable during the first 6 months following the date of my separation from service shall be paid or provided to me in a lump sum cash payment to be made on the earlier of (x) my death or (y) the first business day of the seventh calendar month immediately following the month in which the separation from service occurs.

(j) Counterparts. This Release may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument. Signatures delivered by facsimile or email shall be deemed effective for all purposes to the extent permitted under applicable law.

Notice: Should you need further explanation of this Release, please do not hesitate to contact SVP, HR (phone: [●]4; fax: [●]4; email: [●]4). We have enclosed two copies of this Release. If you are in agreement with terms outlined herein, kindly sign both copies no earlier than your Termination Date and return them to SVP, HR.

I have read and understand the Release set forth above. I accept the consideration stated above and agree to be bound by the terms of this Release.

Stanley M. Bergman
Dated:

Agreed to:

Name
Title
Dated:

[4]	Insert correct information prior to providing this Agreement to Bergman.

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